EXHIBIT 99.1

Continental Materials Corporation Reports Unaudited Second Quarter Results

CHICAGO, Aug. 14, 2018 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSE American; CUO) today reported net income of $2,113,000, or $1.24 per share for the second quarter ended June 30, 2018 compared to net income of $1,028,000 or 61 cents per share for the second quarter ended July 1, 2017.

Consolidated sales in the second quarter of 2018 were $43,300,000 or $3,413,000 (8.6%) higher than the second quarter of 2017. Sales in the Concrete, Aggregates and Construction Supply (“CACS”) segment increased $1,754,000 as improved weather conditions in the current year contributed to increased activity. Strong second quarter 2018 bidding opportunities assisted the Door segment’s $1,022,000 increase in current quarter sales. Sales in the Heating and Cooling segment were higher by $634,000 in the current quarter as furnace sales remained strong. The Evaporative Cooling segment reported a decline in current quarter sales of $23,000.

The operating income in the second quarter of 2018 was $2,942,000 compared to $1,655,000 in the second quarter of 2017. The majority of the improvement was seen in the CACS segment which reported operating income $1,154,000 higher than the prior year second quarter. An $889,000 gain on the sale of the segment’s Industrial Sand Plant and a $94,000 net credit related to deferred development costs written-off in the first quarter contributed to the segment’s improved second quarter results.

Interest expense for the second quarter of 2018 was $167,000 compared to $108,000 for 2017. The increase is attributed to rising interest rates combined with higher average outstanding debt.

Consolidated sales in the first half of 2018 were $80,173,000, an increase of $6,183,000 or 8.4% compared to the first six months of 2017. All segments contributed to the increase in sales. The Door segment reported an increase of 16.8% mainly due to strong second quarter performance. The CACS segment sales increased 10.6% as favorable current year weather patterns that contributed to the quarter results also aided the year-to-date activity. The Heating and Cooling and Evaporative Cooling segments also reported increased sales, up 6.9% and 1.1%, respectively.

The operating loss for the first six months of 2018 was $5,251,000 and included a charge of $6,840,000 related to the write-off of deferred development costs in the first quarter of this year. Excluding this write-off operating income for the first half of the year was $1,589,000 compared to $1,044,000 in the first half of 2017. The CACS segment, excluding the aforementioned write-off, provided the majority of the increase primarily due to the gain on sale mentioned in the quarter results. The Door segment reported a substantial increase in operating profit largely due to the higher sales levels and the relatively fixed nature of some sales and general and administrative expenses. The Heating and Cooling segment’s operating profit increased to a lesser extent while the Evaporative Cooling segment reported a decline in operating profit mainly related to increased labor and material costs.

Interest expense for the first half of 2018 was $275,000 compared to $174,000 for the first half of 2017. As with the quarter, the increase is attributed to increased interest rates on higher average outstanding debt.

The Company’s effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The estimated effective income tax rate as of June 30, 2018 was 25.0% compared to 34.0% as of July 1, 2017. The decrease in the effective rate is attributable to the recently enacted Tax Act which reduced the Company’s Federal Tax Rate from 34.0% to 21.0%.

For further information, see the Company’s Form 10-Q report for the quarterly period ended June 30, 2018.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 30, 2017 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION
SUMMARY OF SALES AND EARNINGS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Sales	$43,300,000	$39,887,000	$80,173,000	$73,990,000

Operating income	2,942,000	1,655,000	(5,251,000)	1,044,000

Interest expense	(167,000)	(108,000)	(275,000)	(174,000)

Other income, net	43,000	10,000	86,000	48,000

Income (loss) before income taxes	2,818,000	1,557,000	(5,440,000)	918,000

Provision (benefit) for income taxes	705,000	529,000	(1,360,000)	312,000

Net income (loss)	$2,113,000	$1,028,000	$(4,080,000)	$606,000

Basic and diluted income (loss) per share:	$1.24	$0.61	$(2.40)	$0.36

Average shares outstanding	1,698,000	1,682,000	1,697,000	1,678,000

CONTACT:
Mark S. Nichter
(312) 541-7207